Exhibit 99.1

OnDeck Announces Pricing of $250 Million Securitization

NEW YORK, April 27, 2016 /PRNewswire/ -- OnDeck® (NYSE:ONDK), the leader in online lending for small business, announced today that it has priced $250 million initial principal amount of Series 2016-1 Fixed Rate Asset-Backed Notes (the “Notes”) in a private asset-backed securitization transaction. The Notes will be issued in two classes consisting of $211.5 million initial principal amount of Class A Notes and $38.5 million initial principal amount of Class B Notes. The Notes were priced with an annual yield to expected maturity of 4.250% for the Class A Notes and 7.754% for the Class B Notes. It is expected that the Notes will be rated at the closing by both Standard & Poor's Ratings Services and DBRS, Inc. in satisfaction of one of the closing conditions. The Notes will have a final legal maturity of May 2020.

“We believe the successful pricing of our securitization demonstrates the strength of our hybrid funding model, which includes warehouse funding, securitizations and whole loan sales,” said Howard Katzenberg, OnDeck’s chief financial officer. “This is another example of how our hybrid model gives us the flexibility to adjust our loan financing mix based on changes in financing conditions. This new securitization facility will provide us with even more capital to lend to small businesses at competitive rates.”
The Notes are being issued by OnDeck Asset Securitization Trust II LLC (the “Issuer”), a wholly-owned subsidiary of OnDeck. The Notes will be secured by and payable from a revolving pool of OnDeck small business loans. The Issuer will be the sole obligor of the Notes; the Notes will not be obligations of or guaranteed by OnDeck or any of its other subsidiaries. OnDeck will act as the servicer of the loans securing the Notes.
The net proceeds from the Notes offering will be used by the Issuer primarily to purchase a revolving pool of small business loans from OnDeck. OnDeck will use the purchase price it receives from the sale of those loans to repay any debt currently secured by those loans, including optionally prepaying in full all $175 million aggregate principal amount of the Series 2014-1 Notes, Class A and Class B, due 2018 (collectively, the “Old Notes”) issued by one of OnDeck’s other wholly-owned subsidiaries in a prior securitization transaction. OnDeck will use any remaining proceeds for general corporate purposes.

The transaction is scheduled to close May 17, 2016, subject to customary closing conditions.

The Notes will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from, or a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The Notes were offered only to qualified institutional buyers under Rule 144A and to persons outside the United States pursuant to Regulation S under the Securities Act.

This press release is not an offer to sell, nor a solicitation of an offer to buy, any securities, nor shall there be any sale of these securities in any state or jurisdiction in which the offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. This press release shall not constitute a notice of optional prepayment with respect to, or effect an optional prepayment of, the Old Notes. Such notice, if given, will be made only in accordance with the documents governing the Old Notes.

About OnDeck
OnDeck (NYSE: ONDK) is the leader in online small business lending. Since 2007, the company has powered Main Street’s growth through advanced lending technology and a constant dedication to customer service. OnDeck’s proprietary credit scoring system - the OnDeck Score® - leverages advanced analytics, enabling OnDeck to make real-time lending decisions and deliver capital to small businesses in as little as 24 hours. OnDeck offers business owners a complete financing solution, including the online lending industry’s widest range of term loans and lines of credit. To date, the Company has deployed over $4 billion to more than 45,000 customers in 700 different industries across the United States, Canada and Australia. OnDeck has an A+ rating with the Better Business Bureau and operates the educational small business financing website www.businessloans.com. For more information, please visit www.ondeck.com.

About Credit Ratings

Exhibit 99.1

Credit ratings are opinions of the relevant rating agency. They are not facts and are not opinion of OnDeck. They are not recommendations to purchase, sell or hold any securities and if issued can be changed or withdrawn at any time.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other legal authority. Forward-looking statements can be identified by words such as “proposed,” "will," "enables," "expects," "allows," "continues," "believes," "anticipates," "estimates" or similar expressions. These include statements regarding the scheduled closing of the offering of Notes, the expectation of ratings from Standard & Poor's Ratings Services and DBRS, Inc. on the Notes and the proposed use of proceeds including the optional prepayment of the Old Notes. Forward-looking statements are neither historical facts nor assurances of future performance. They are based only on our current beliefs, expectations and assumptions regarding the future of our business, anticipated events and trends, the economy and other future conditions. As such, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and in many cases outside our control. Therefore, you should not rely on any of these forward-looking statements. Our expected results may not be achieved, and actual results may differ materially from our expectations.  Factors that could cause or contribute to actual results differing from our forward-looking statements include risks relating to: changes in the financial markets, including changes in credit markets, interest rates, securitization markets generally and our proposed securitization in particular; the willingness of investors to buy the Notes; adverse developments regarding OnDeck, its business or the online or broader marketplace lending industry generally, any of which could impact what credit ratings, if any, are issued with respect to the Notes; the extended settlement cycle for the scheduled closing on May 17, 2016, which may exacerbate the foregoing risks; and other risks, including those described in our Annual Report on Form 10-K for the year ended December 31, 2015 and in other documents that we file with the Securities and Exchange Commission from time to time which are or will be available on the Commission's website at www.sec.gov. Except as required by law, we undertake no duty to update the information in this press release.

Investor Contact:
Kathryn Harmon Miller
646.558.7860
kmiller@ondeck.com

Media Contact:
Miranda Eifler
917.677.7112
meifler@ondeck.com

OnDeck, the OnDeck logo, OnDeck Score and OnDeck Marketplace are trademarks of On Deck Capital, Inc.
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SOURCE On Deck Capital, Inc.